Exhibit 99.1

Echelon Signs Definitive Agreement With S&T AG to Purchase Its Grid Operations

Release Date:

Thursday, August 21, 2014 11:30 pm PDT

Acquisition allows Echelon to focus on its Industrial Internet of Things (IIoT) business; lets S&T expand its Smart Grid solution

SAN JOSE, Calif.—(BUSINESS WIRE)—Echelon Corporation (NASDAQ:ELON), the open-interoperable control networking pioneer for the Industrial Internet of Things (IIoT), today announced that it has signed a definitive agreement to sell its Grid operations to S&T AG, a publicly traded European IT systems provider with an existing focus on smart energy products and services. The closing is conditioned upon regulatory approvals. The companies expect the deal to close by the end of the year.

“This transaction will allow us to focus fully on becoming a key enabler in the transition to the Industrial Internet of Things, with the confidence of knowing that S&T will continue to operate our grid business and support our customers, partners and sales pipeline,” said Ron Sege, chairman and CEO, Echelon Corp. “With the closing of this agreement, we can turn our attention to developing, marketing and selling our industry-leading, open-interoperable control networking platform for the IIoT — especially bringing the benefits of IP-based converged control systems to building automation, outdoor lighting and indoor lighting applications worldwide.”

“Acquiring Echelon’s grid business means an important expansion of our Smart Energy capabilities, further demonstrating our commitment to the energy market and our belief in the smart grid opportunity,” said Hannes Niederhauser, CEO of S&T. “Utilities favor end-to-end offerings from proven vendors with the experience, assets and people required to successfully deliver grid modernization solutions. We look forward to combining Echelon’s successful Networked Energy Services (NES) platform offerings with S&T’s software, system integration and project delivery capabilities, to serve smart energy customers throughout Europe and beyond.”

Under the terms of the agreement, Echelon will receive approximately $5 million in upfront consideration, dependent in part on the value of net assets at closing. After fees, expenses, and restructuring charges are considered the company expects the net benefit to be nominal. Echelon will also become a supplier of its industry-leading narrowband high-reliability power line communications chips to S&T for use in their smart meters and related products. Echelon will receive future benefits in the form of revenue from the purchase of these products, as well as rental income, and potential performance-based consideration of up to $1 million. As part of the transaction approximately 60 current Echelon employees are expected to join S&T. The acquisition is anticipated to be accomplished via a subsidiary established by S&T.

S&T is committed to supporting the Open Smart Grid Protocol (OSGP), which Echelon has helped spearhead, and to join other OSGP partners in support of this standard for the control of smart grids. S&T also plans to partner with members of the Grid Modernization VAR program, adding the S&T product portfolio to expand the number of products and services the program can offer.

About S&T AG

S&T AG, with headquarters in Linz, Austria, is listed on the Prime Standard segment of the Frankfurt Stock Exchange. The company has approximately 1,550 employees and offices in 17 countries in Central and Eastern Europe. S&T is one of the three largest providers of IT systems in Austria and in Eastern Europe. One of S&T’s main assets is the exceptional breadth of its portfolio of products and services, many of which feature proprietary technologies. With areas of focus that include smart energy, cloud security and mobile IT, S&T supplies its portfolio throughout Central and Eastern Europe.

About Echelon Corporation

Echelon Corporation (NASDAQ:ELON), a pioneer in developing open-standard control networking platforms, delivers all the elements necessary to design, install, monitor and control industrial-strength ‘communities of devices’ within the lighting, building automation, grid, Internet of Things, ‘maker’ and other markets worldwide. Echelon develops and sells complete systems and subsystems for target applications, plus system-on-chips (SoCs), embedded software, and commissioning and management tools for OEMs. With more than 100 million Echelon-powered devices installed worldwide, the company helps its customers easily and safely migrate existing control systems to the most modern platforms, while bringing new devices and applications into an ever-growing global Industrial Internet. Echelon helps its customers reduce operational costs, enhance satisfaction and safety, grow revenues and perform better in both established and emerging markets. More information about Echelon can be found at www.echelon.com.

Echelon and the Echelon logo are registered trademarks of Echelon Corporation registered in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.

This press release may contain statements relating to future plans, events or performance. Such statements may involve risks and uncertainties; the risk that Echelon’s product and service offerings by themselves or combined with other applications or offerings do not perform as designed or do not offer the expected benefits and savings; and other risks identified in Echelon’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Language:

English

Contact:

Investor Relations Contact:

StreetSmart Investor Relations

Annie Leschin, +1-415-775-1788

annie@streetsmartir.com